Exhibit 99.1

Dear Mr. Chairman,
I am writing to you for two reasons. First, to thank you, the board of directors, shareholders and employees of the company for the honor and pleasure to have served the company as Chairman of the Audit Committee, Board Member and as Interim Chief Executive Officer. We, together, have successfully guided the company through some very difficult times, and now, finally, have the opportunity to sail with clear skies and smooth waters. The team as a whole has performed very well, and going forward will only continue to get better. I see great things for this company's future.
And second, as I have concluded that now is the time for me to pursue other ventures, I regret to inform you that you must accept my resignation from the Board of Directors effective today, 1/10/2020.
Regards,

Dale Fuller